Exhibit 10.10

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 1st day of Nov., 2008, by and between John A. DeSantis (hereinafter referred to as the “Executive”) and Bushmaster Firearms International, LLC, a Delaware limited liability company (hereinafter referred to as the “Company”).

The Company hereby agrees to employ the Executive and the Executive accepts such employment upon the terms and conditions set forth in this Agreement.

1.                                      Duties.

1.1                               Executive shall serve the Company as President and General Manager during the term of this Agreement and shall have such authority and perform such duties not inconsistent with such position as may from time to time be prescribed by the Board of Directors of the Company. Executive shall report to the Board or such other person designated by the Board of Directors of the Company.

1.2                               Executive shall devote his full time and best efforts to the performance of his duties for the Company and shall not engage in any other business activities during the Employment Term without prior written consent of the Company, acting through its Board of Directors; provided that Executive may manage his personal investments to the extent such activities do not otherwise violate the terms of this Agreement or interfere with the performance of his duties to the Company.

2.                                      Term and Termination.

2.1                               Term: The term of Executive’s employment under this Agreement will commence on Nov 1, 2008 (the “Commencement Date”) and continue for two years through Nov 1, 2010 (the “Employment Term”) unless sooner terminated as set forth in Section 2.2 of this Agreement. Upon expiration of the Employment Term, the parties may by mutual agreement renew this Agreement. Such renewal must be in writing. Upon expiration of the Employment Term, should Executive continue in the Company’s employ and the parties do not execute a written renewal or new employment agreement, (i) Executive shall be an “Executive at will” at the same level of compensation as set forth in Sections 3.1 and 3.2, (ii) the provisions of Section 2.2 of this Agreement shall apply in accordance with its terms to any subsequent termination of employment and (iii) Sections 6.1, 6.2, 6.3, 6.4, 6.5, 7 and 12 below (and no other terms of this Agreement) shall continue to be applicable in accordance with their terms subsequent to the Employment Term.

2.2                               Termination:

(a)                                Executive’s employment under this Agreement shall be terminated upon the earliest to occur of any of the following:

(i)                                   the death of the Executive.

(ii)                                the Executive’s inability to perform the essential functions of his duties with or without reasonable accommodation on account of disability or incapacity for a period of six (6) or more months, as reasonably determined by the Company’s Board of Directors.

(iii)                            written notice to Executive that the Company is terminating Executive’s employment hereunder without cause.

(iv)                            the termination of Executive’s employment by Executive because of a material adverse change in the duties of Executive from those described in Section 1 or a requirement by the Company that Executive relocate his place of residence by more than 50 miles, after written notice from Executive to the Company of the specific duties and changes in Executive’s duties to which he objects, the reasons for his objections, and his intent to terminate his employment because of such changes, said written notice to be served on the Company by the Executive within 90 days of the Executive’s knowledge of such alleged changes, and the Company’s failure to modify within thirty (30) days the duties of the Executive to conform to those described in or permitted by Section 1. The sale of the Company or any other change in control of the Company shall not, in and of itself, constitute a material adverse change in duties of the Executive.

(v)                               written notice to the Company of the termination of Executive’s employment by Executive at any time for any reason (other than as provided in clause (iv) above) including, without limitation, resignation or retirement.

(vi)                            the termination of Executive’s employment by Executive at any time for a material breach of this Agreement by the Company after written notice of such breach to the Company and the Company’s failure to cure such breach within thirty (30) days.

(vii)                         the termination of Executive’s employment by the Company at any time “for cause,” such termination to take effect immediately upon written notice from the Company to Executive. For purposes of this Agreement, the term “for cause” shall mean (a) if the Executive is convicted of, or pleads guilty or no contest to, a felony or any crime involving moral turpitude, dishonesty or theft; or (b) material failure by the Executive to comply with applicable laws or governmental regulations with respect to the Company’s operations or the performance of duties of the Executive; or (c) actions by the Executive involving embezzlement, theft, sexual harassment, discrimination, fraud or other acts of a criminal nature by the Executive in his dealings with the Company or its employees or representatives; or (d) Executive’s continued failure to perform his substantial job functions after written notice from the Company; or (e) Executive’s material violation of any written policy of the Company; or (f) Executive’s failure to fully cooperate in any investigation or audit of the Company or its affiliates, in each case as reasonably determined by the Board of Directors of the Company. Upon such termination for cause, the only obligation the Company will have under this Agreement will be to pay Executive’s unpaid base salary accrued through the date of termination.

(b)                                 Upon the termination of this Agreement pursuant to clauses (iii), (iv) or (vi) only of Section 2.2 (a), Executive shall be entitled to receive as a severance payment, continued payments of his then current base salary in accordance with the Company’s regular payroll policies for 24 months following his date of termination. Executive’s severance payments shall be reduced by the amount of any disability insurance payments from coverage provided by the Company or its affiliates that are received by Executive during such severance payment period. The severance payments will be paid in accordance with the Company’s applicable payroll provisions and shall be reduced by any applicable withholding requirements. In addition, for the duration of Executive’s receipt of severance payments hereunder (but without abbreviating such period due to a prepayment by the Company for purposes of this sentence) or until Executive becomes eligible for similar benefits due to subsequent employment, Executive shall continue to receive the same health and dental benefits he had received immediately prior to such termination pursuant to Section 4 hereof, solely at the Company’s expense.

(c)                                  A breach by Executive of any undertaking set forth in Sections 6 or 7 hereof shall result in an immediate termination of the rights of Executive hereunder (but shall not relieve Executive of his obligation to comply with Sections 6 or 7 hereof).

Upon the termination of Executive’s employment for any reason, by either party, the Executive shall immediately return to the Company any property of the Company in his possession and, in the case of a termination potentially entitling Executive to payment pursuant to Section 2.2(b) hereof, execute and deliver to the Company a general release of claims against the Company, its directors, officers, shareholders, employees and agents in form satisfactory to the Company; return of this property and the execution and delivery of such release shall be a precondition to the payment of any further compensation owed by the Company to the Executive, if any, pursuant to Section 2.2 (b) or the exercise of any options to purchase Common Stock of the Company granted to Executive pursuant to this Agreement.

3.                                    Compensation. For all services rendered by the Executive, the Company shall pay to the Executive:

3.1                               Base Salary: Base salary at the rate of $350,000 per annum, payable in accordance with the Company’s regular payroll policies commencing upon the Commencement Date.

3.2                               Bonuses:   Executive shall be eligible to earn an annual target bonus of up to 100% of his base salary, with an opportunity to earn up to 200% of his base salary, which, in each case, shall be earned based on the achievement of individual and/or Company performance goals established from time to time by the Board of Directors of the Company.

4.                                    Executive Benefit Plans; Fringe Benefits.

Executive shall be entitled to (i) participate in whatever health and dental insurance, short term and long term disability leave and 401(k) plans are maintained by the Company from time to time for its salaried exempt employees and (ii) four weeks of vacation per calendar year, such vacation to be accrued and used in accordance with applicable Company policy.

5.                                    Equity Compensation.

The Executive shall continue to participate in such equity and option agreements that he has entered into previously with the Company or its parents.

6.                                    Restrictive Covenants.

In consideration of this Employment Agreement and the severance benefits conferred herein, Executive agrees to the following:

6.1                               Confidentiality: Executive agrees to maintain in strictest confidence all proprietary data and other confidential or non-public information (whether concerning the Company or any of its customers or proposed customers) obtained or developed by Executive before or in the course of his employment with the Company or with Bushmaster Firearms, Inc., a Maine corporation, substantially all of the assets of which were purchased by the Company on or about the Commencement Date. Such information and data shall include but not be limited to the Company’s trade secrets, patents, inventions, systems, computer programs and software, procedures, manuals, confidential reports and communications and lists of customers and clients, as well as information that the Company may obtain from third parties in confidence or subject to non-disclosure or similar agreements. All such information and data is and shall remain the exclusive property of the Company (or, in certain circumstances, its particular customer) and shall be used solely for the benefit of the Company. Any such information and data in Executive’s possession after termination of his employment shall be promptly returned to the Company. Executive’s obligations under this Section 6.1 shall survive any termination of his employment.

6.2                              Non-Competition: Executive acknowledges that he is a key employee of the Company and his talents and services are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to the Company. In order for the Company to protect its interests against the competitive use of any confidential information, knowledge or relationships concerning the Company and its business to which Executive will have access by virtue of the special nature of his relationship with the Company and his involvement in its affairs, and in consideration of the payments made to Executive hereunder and the agreements of the parties herein, Executive agrees that, for so long as this Agreement is in effect and for a period of two (2) years following the termination of Executive’s employment hereunder, Executive will not own (by ownership of securities or otherwise), manage, operate, control, engage in as an equity participant or be employed by or act as a consultant to, or be connected in any manner with, the ownership, management, operation or control of any business a substantial portion of whose business directly or indirectly competes with that of the Company. In recognition of the geographic extent of the Company’s existing and anticipated operations and the nature of the Company’s business and competitive circumstances, the restrictive covenant contained in this Section 6.2 shall apply throughout North America.

6.3                              Solicitation: Executive agrees that, for so long as this Agreement is in effect and for a period of two (2) years following the termination of Executive’s employment hereunder, Executive shall not solicit or induce any employee of the Company to leave the employ of the Company, or to hire or attempt to hire any person who was an employee of the Company within the 12 month period preceding such action on behalf of Executive or on behalf of any other person or entity, and Executive further agrees, during such period, not to interfere with, disrupt or attempt to disrupt any past, present or prospective contractual or other relationship between the Company and any of its clients, customers, suppliers or employees, current or prospective.

6.4                              Non-Disparagement. Executive agrees that he shall not make any statement that would disparage the Company, its subsidiaries or affiliates, their directors, officers or employees or any product line of the Company or its affiliates. The Company shall not authorize the making of any statement that would disparage Executive.

6.5                              Remedy for Breach: The parties recognize that the services to be rendered under this Agreement by Executive are special, unique, and of an extraordinary character, and that in the event of a breach of this Section 6 by Executive, then the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction in equity, to enforce the specific performance of any terms, conditions, obligations and requirements of this Section 6, and/or to enjoin the Executive from continuing those actions which are in breach of this Agreement, or to take any or all of the foregoing actions. Without limitation of the foregoing, in the event of a breach by Executive of this Section 6, Executive shall forfeit any and all rights to receive severance payments under this Agreement. Nothing herein contained shall be construed to prevent the pursuit of any other remedy, judicial or otherwise, in case of any breach of this Section 6.

7.                                    Inventions and Patents.   Executive hereby assigns to Company any and all right, title and interest in and to any and all ideas, inventions, discoveries, trademarks, trade names, copyrights, patents and all other information and data of any kind developed by the Executive during the period of his employment with the Company, and shall cooperate with the Company and execute any and all documents necessary to effect such assignments.

8.                                    Section Headings. Section headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

9.                                    Amendment. This Agreement may be amended or modified only in writing signed by both parties.

10.                             Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.                             Waiver. The failure of either party hereto in any one or more incidences to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, or the waiver of any breach of any of the terms of this Agreement shall not be construed as waiving any such terms and the same shall continue to remain in full force and effect as if no such forbearance or waiver had occurred.

12.                             Applicable Law. This Agreement has been entered into in the State of New York. This Agreement shall be construed according to and governed by the laws of the State of New York (excluding conflict of laws principles), and Executive expressly irrevocably consents to submit himself to the jurisdiction of the federal and state courts of the State of New York, which shall be the exclusive forums in which any disputes arising under this Agreement or otherwise in connection with Executive’s relationship with the Company shall be adjudicated.

13.                             Reformation and Severability. In the event any provision or portion of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, any such provision or portion may be reformed by the court to the minimum extent necessary in order to make it valid or enforceable as so reformed, whereupon the parties agree that said provision or portion as so reformed shall be valid and enforceable by or upon them without further action by the parties. Any such holding shall not invalidate or render unenforceable any other term contained in this Agreement.

14.                             Entire Agreement. This Agreement is intended by the parties to integrate all prior discussions and writings, including memoranda and e-mail messages, term sheets, and similar expressions of intent into a single, complete statement of the understandings of the parties with respect to the matters covered by this Agreement and the documents referred to in it. Accordingly, the parties agree that this Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. In addition, the parties agree that this Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. The parties further agree and acknowledge that

(i)                                     this Agreement has not been entered into under undue time pressure, and that both parties have had an adequate opportunity to review this Agreement with counsel,

(ii)                                  no oral assurances have been given by either party that this Agreement is an interim agreement or that a more comprehensive agreement is or will be forthcoming,

(iii)                               there are no oral conditions or promises that supplement or modify this Agreement, and

(iv)                              this Section 14 does not constitute “boilerplate”, but rather is a critical substantive provision of this Agreement.

15.                             Assignment and Successors. Executive’s rights under this Agreement shall not be assignable by the Executive. This Agreement may be assigned by Company and shall inure to the benefit of and be binding upon Company, its successors and assigns.

16.                             Notices.  Any notice to be given under this Agreement must be in writing and either delivered in person or sent by first class certified or registered mail, return receipt requested, postage prepaid, if to the Company, in care of the board of directors, and if to the Executive, at his home address or addresses as either party shall have designated in writing to the other party hereto.

17.                             Representation. Executive represents and warrants that there is not agreement between him and any other person or entity that could interfere with the performance of his duties and obligations hereunder.

IN WITNESS WHEREOF, Company has hereunto caused its corporate name to be signed and sealed, and Executive has hereunto set his hand, all being done in duplicate originals, with one original being delivered to each party as of the day and year first above written.

BUSHMASTER FIREARMS INTERNATIONAL LLC

By:
Name:	Paul Miller
Title:	Chairman of the Board

/s/ John A. DeSantis
John A. DeSantis